SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 30, 2004

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1139 Senoia Road, Suite B Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

On January 30, 2004, Speedemissions, Inc. (the "Company") completed the acquisition of all of the assets of the businesses known and operated as $20 Emission (the "Acquired Assets"). The Acquired Assets constitute all of the business assets of seven (7) emissions testing centers in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name. After taking into consideration the Acquired Assets, the Company now operates sixteen (16) emissions testing centers in the Atlanta, Georgia and Houston, Texas metropolitan areas.

In exchange for the Acquired Assets, the Company paid the purchase price of $1,000,000 in cash (the "Cash Purchase Amount") and issued an aggregate of 956,318 shares of Company common stock (the "Stock Purchase Shares" and, together with the Cash Purchase Amount, the "Purchase Price") to the sellers, Twenty Dollar Emission, Inc. and Kenneth Cameron (each a "Seller" and collectively the "Sellers"), and the Sellers designee. The Sellers are unrelated parties to the Company and its affiliates, and the Purchase Price was determined by arms-length negotiations; however, the Cash Purchase Amount and 622,985 of the Stock Purchase Shares were paid to the Sellers lender, Global Capital Funding Group, LP ("Global"), who is an affiliate of the Company. The Cash Purchase Amount was paid in cash by the Company using funds raised in its recent private placement of $2,500,000 as reported in its Current Report on Form 8-K dated January 26, 2004 and filed with the Commission on January 29, 2004.

Item 7.  Financial Statements

The Company has not included pro forma financial statements for the Acquired Assets with this filing, but will file an amended 8-K with those financial statements on or before April 14, 2004, as required.

EXHIBITS

Item No.	Description

2.1	Asset Purchase Agreement dated January 30, 2004

2.2	Registration Rights Agreement dated January 30, 2004

2.3	Bill of Sale and Assignment dated January 30, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2004	Speedemissions, Inc.,
a Florida corporation

By : Richard A. Parlonteiri
Its: President

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